625 Liberty Avenue Suite 1700 Pittsburgh, PA 15222	Contact:	Patrick Kane (412) 553-7833 pkane@eqt.com

EQT Reports First Quarter 2010 Earnings • 31% Increase in Sales of Produced Natural Gas • 18% Increase in Operating Cash Flow

PITTSBURGH, April 28, 2010/ PRNewswire-FirstCall/ -- EQT Corporation (NYSE: EQT) today announced first quarter 2010 earnings of $88.1 million, or $0.65 per diluted share and operating cash flow of $204.8 million.  This compares to earnings of $72 million, or $0.55 per diluted share and operating cash flow of $174.2 million in the first quarter 2009.  Earnings per share increased 18% over the first quarter 2009 (quarter-over-quarter).

EQT’s first quarter 2010 operating income was $169.1 million, representing a 24% increase over first quarter 2009.  The company saw higher net operating revenue of $322.7 million resulting from higher sales volumes at EQT Production, higher gathered volumes and liquids prices at EQT Midstream and higher rates at Distribution.  Net operating expenses were $29.3 million higher at $153.6 million, as depreciation, depletion and amortization expense (DD&A), operating and maintenance expense (O&M) and selling, general and administrative expense (SG&A) were higher consistent with the company’s growth.  Unit costs were generally flat or lower quarter-over-quarter.

Quarterly Results by Business

EQT Production

EQT Production achieved sales of produced natural gas of 30.0 Bcfe for the first quarter 2010, representing a 31% increase quarter-over-quarter.  Average daily sales of produced natural gas were 11% higher than the fourth quarter 2009, driven by horizontal drilling in the Marcellus and Huron/Berea plays.  Over 40% of EQT’s sales of produced natural gas came from horizontal shale wells; up from 25%.  Quarter-over-quarter, sales of produced natural gas from the Huron/Berea horizontal wells increased 60%, while sales of produced natural gas from Marcellus wells increased over 1,000%.

In 2010, the total sales of produced natural gas are forecast to be 126 Bcfe.  This guidance factors in expected curtailments during the summer months that are likely to negatively impact sales volumes.

The company drilled 108 gross wells during the first quarter 2010.  Of these wells, 77 were horizontal wells, 56 targeting the Huron/Berea play and 21 targeting the Marcellus play.  The company also drilled 15 vertical wells in its coalbed methane play.

Production operating income for the quarter totaled $58.5 million, 32% higher quarter-over-quarter.  Operating revenue was $129.0 million; $31.2 million higher, as a result of increased sales of produced natural gas and higher wellhead natural gas prices.  The average realized wellhead sales price was $4.23 per Mcfe, slightly higher than the $4.16 realized a year ago.

Consistent with the company’s growth, operating expenses rose $17.2 million to $70.5 million in the first quarter 2010.  DD&A was $14.5 million higher; SG&A was $3.6 million higher; and lease operating expense excluding production taxes (LOE), was $1.8 million higher quarter-over-quarter.
Partially offsetting these increases were decreases in exploration expense, which was $2.0 million lower and commodity-based production taxes which were slightly lower.  Including production taxes, per unit LOE was $0.51.

Marcellus Play

EQT drilled 21 horizontal Marcellus wells in the first quarter and is on track to drill 100 horizontal Marcellus wells in 2010. Results are in line with the recently announced increase in estimated ultimate recoveries (EURs) per well.  An increase in the average number of hydraulic frac stages (from eight to ten) and increased steel and service costs led to an increase in the company’s direct well cost estimate to between $3.3 and $3.5 million.  The increased frac stages are part of an ongoing effort to improve future well economics.

EQT has now drilled 74 horizontal wells in the Marcellus play since 2008, of which 28 wells have been on-line for more than 30 days.  The company expects that Marcellus production will continue to grow faster than its other plays and that sales of produced natural gas from the Marcellus play will exceed 100 MMcfe per day by the end of 2010.

Huron/Berea Play

In the first quarter 2010, EQT drilled two extended lateral wells; bringing the total to nine since 2009.  The company still plans to drill 99 extended lateral wells this year.  Results continue to be consistent with EQT’s expectations of EURs per foot of pay.  The company expects extended lateral wells to become the preferred standard operating procedure by the end of 2010, which should increase EURs per well and decrease unit development costs going forward.

EQT Midstream

EQT Midstream earned $67.3 million of operating income, 37% higher quarter-over-quarter.  Net operating revenues for the first quarter were $116.8 million, representing an increase of 26%.  Processing net revenues were $22.7 million, or $16.1 million higher, as a result of a 72% increase in the average natural gas liquids (NGLs) sales price and a 21% increase in liquids volume, nearly all of which was produced by EQT Production.  Net gathering revenues increased by $10.1 million, or 26%, driven by a 16% increase in gathering volumes and a 7% increase in rates.  Storage, marketing and other revenues were $3.6 million lower.

Operating expenses increased quarter-over-quarter to $49.5 million, compared to $43.6 million.  The increase is primarily attributable to a $2.8 million increase in O&M costs and a $2.7 million increase in DD&A.  The increase in O&M is largely attributable to higher growth-related operational costs, including increased electric and labor costs and non-income-related taxes to operate the additional infrastructure.  The increase in DD&A resulted primarily from the increased investment in gathering, processing and transmission infrastructure during 2009. Per unit gathering and compression expense decreased quarter-over-quarter.

Distribution

Distribution’s operating income totaled $47.4 million; an 8% increase quarter-over-quarter.  Net operating revenues were $76.8 million, compared to $70.4 million, primarily as a result of higher residential base rates approved by the Pennsylvania Public Utility Commission in late February 2009.

Operating expenses totaled $29.4 million, or $2.9 million higher quarter-over-quarter; mainly attributable to an increase in SG&A due to higher bad debt expense as Federal energy assistance funding for low-income customers decreased.

Hedging

EQT recognized a $6.5 million net gain from its production hedges in the first quarter 2010.  The net gain includes a $2.7 million non-cash gain for hedge ineffectiveness in accordance with Accounting Standards Codification Topic 815.  The reduction in hedge ineffectiveness increased reported average wellhead price to EQT Corporation by $0.09 per Mcf.  The company’s total hedge position for 2010 through 2012 production are:

	2010**	2011	2012
Swaps
Total Volume (Bcf)	17	19	–
Average Price per Mcf (NYMEX)*	$5.12	$5.10	$–

	2010**	2011	2012
Puts
Total Volume (Bcf)	3	3	–
Average Floor Price per Mcf (NYMEX)*	$7.35	$7.35	$–

	2010**	2011	2012
Collars
Total Volume (Bcf)	13	14	14
Average Floor Price per Mcf (NYMEX)*	$7.28	$7.11	$7.11
Average Cap Price per Mcf (NYMEX)*	$14.05	$14.12	$14.07

* The above price is based on a conversion rate of 1.05 MMBtu/Mcf
**April through December

Natural Gas Liquids

EQT Production‘s sales of produced natural gas consisted of approximately 11% NGLs in the first quarter.  EQT Midstream bought the NGLs from EQT Production at natural gas market prices and sold the NGLs at higher NGL market prices, capturing a higher margin to EQT Corporation.  EQT Corporation realized an average premium over the NYMEX natural gas price of $1.22 per Mcfe as a result of its liquids rich production; $0.58 per Mcfe is recognized as production revenue and $0.64 per Mcfe as processing net revenue at EQT Midstream.

Price Reconciliation

EQT Production's average wellhead sales price is calculated by allocating some revenues to EQT Midstream for the gathering, processing and transportation of the produced gas and NGLs.  EQT Production’s average wellhead sales price for the three months ended March 31, 2010 and 2009 were as follows:

	Three Months Ended March 31,
	2010	2009

Average NYMEX price ($ / MMBtu)	$5.30	$4.89
Average Btu premium	0.53	0.46
Average NYMEX price ($ / Mcfe)	$5.83	$5.35
Average net liquids revenues	0.69	0.19
Average basis	0.23	0.16
Hedge impact	0.21	0.57
Average hedge adjusted price ($ / Mcfe)	$6.96	$6.27

Gathering, processing and transportation revenues to EQT Midstream ($ / Mcfe)	$(1.75)	$(1.72)
Average net liquids revenues to EQT Midstream	(0.64)	(0.17)
Third party gathering, processing and transportation	(0.34)	(0.22)
Total revenue deductions ($/Mcfe)	$(2.73)	$(2.11)
Average wellhead sales price to EQT Production	$4.23	$4.16

EQT Revenue ($/ Mcfe)
Revenues to EQT Midstream	$2.39	$1.89
Revenues to EQT Production	4.23	4.16
Average wellhead price to EQT Corporation	$6.62	$6.05

Unit Costs

EQT’s unit costs to produce, gather, process and transport EQT's produced natural gas and NGLs were:

	Three Months Ended March 31,
	2010	2009

Production segment costs: ($ / Mcfe)
LOE	$0.25	$0.25
Production taxes	0.26	0.36
G&A	0.39	0.36
	$0.90	$0.97
Midstream segment costs: ($ / Mcfe)
Gathering, processing and transmission	$0.53	$0.52
G&A	0.17	0.18
	$0.70	$0.70
Total	$1.60	$1.67

Operating Income

The company reports operating income by segment in this press release.  Both interest and income taxes are controlled on a consolidated, corporate-wide basis, and are not allocated to the segments.

The following table reconciles operating income by segment as reported in this press release to the consolidated operating income reported in the company’s financial statements:

	Three Months Ended March 31,
	2010	2009
Operating income (thousands):
EQT Production	$58,493	$44,417
EQT Midstream	67,315	48,980
Distribution	47,419	43,852
Unallocated expenses	(4,114)	(1,113)
Operating income	$169,113	$136,136

Unallocated expenses are primarily due to certain incentive compensation and administrative costs in excess of budget that are not allocated to the operating segments.  For each period presented, the difference between equity in earnings of nonconsolidated investments as reported on the company's statements of consolidated income and on EQT Midstream’s operational and financial report is the earnings from the company's ownership interest in Appalachian Natural Gas Trust.  Other segment financial measures identified in this press release are reconciled to the most comparable financial measures calculated in accordance with generally accepted accounting principles (GAAP) below and on the attached operational and financial reports.

Non-GAAP Reconciliations

Operating Cash Flows

Operating cash flow is presented because of its acceptance as an indicator of an oil and gas exploration and production company’s ability to internally fund exploration and development activities and to service or incur additional debt. The company has also included this information because changes in operating assets and liabilities relate to the timing of cash receipts and disbursements which the company may not control and may not relate to the period in which the operating activities occurred. Operating cash flow should not be considered in isolation or as a substitute for net cash provided by operating activities prepared in accordance with GAAP. The table below reconciles operating cash flow with net cash provided by operating activities as derived from the statements of condensed consolidated cash flows to be included in the company's Form 10-Q for the three months ended March 31, 2010.

	Three Months Ended March 31,
(thousands)	2010	2009
Net Income:	$88,065	$71,993
Add back:
Deferred income taxes	50,150	56,417
Depreciation, depletion, and amortization	61,879	44,589
Other items, net	4,683	1,236
Operating cash flow:	$204,777	$174,235
Add back (deduct):
Changes in operating assets and liabilities	70,636	38,411
Net cash provided by operating activities	$275,413	$212,646

Net Operating Revenues and Net Operating Expenses

Net operating revenues and net operating expenses, both of which exclude purchased gas costs, are presented because they are important analytical measures used by management to evaluate period-to-period comparisons of revenue and operating expenses.  Purchased gas cost, which is subject to commodity price volatility and a significant portion of which is passed on to customers with no income impact, is typically excluded by management in such analyses.

	Three Months Ended March 31,
(thousands)	2010	2009
Net operating revenues	$322,678	$260,396
Plus: Purchased gas cost	113,962	209,007
Operating revenues	$436,640	$469,403

Net operating expenses	$153,565	$124,260
Plus: Purchased gas cost	113,962	209,007
Operating expenses	$267,527	$333,267

EQT's conference call with securities analysts, which begins at 10:30 a.m. Eastern Time today, will be broadcast live via EQT's web site, http://www.eqt.com and on the Investor information page from the company’s web site which is available at http://ir.eqt.com, and will be available for seven days.

EQT management speaks to investors from time to time.  Slides for these discussions will be available online via EQT's web site.  The slides may be updated periodically.

Cautionary Statements

The United States Securities and Exchange Commission (SEC) permits oil and gas companies, in their filings with the SEC, to disclose only proved, probable and possible reserves that a company anticipates as of a given date to be economically and legally producible and deliverable by application of development projects to known accumulations.  We use certain terms in this press release, such as “EUR” (estimated ultimate recovery), that the SEC’s guidelines prohibit us from including in filings with the SEC.  This measure is by its nature more speculative than estimates of reserves prepared in accordance with SEC definitions and guidelines and accordingly is less certain.

Total sales volumes per day is an operational estimate of the daily sales volume on a typical day (excluding curtailments).

Unit development costs are calculated as the direct costs to drill a well divided by the gross expected EUR of the well.  Direct well costs do not include capitalized overhead.

The company is unable to provide a reconciliation of its projected operating cash flow to projected net cash provided by operating activities, the most comparable financial measure calculated in accordance with generally accepted accounting principles, because of uncertainties associated with projecting future net income and changes in assets and liabilities.

Disclosures in this press release contain certain forward-looking statements. Statements that do not relate strictly to historical or current facts are forward-looking.  Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the expectations of plans, strategies, objectives, and growth and anticipated financial and operational performance of the company and its subsidiaries, including guidance regarding the company’s drilling and infrastructure programs (including the Equitrans expansion project) and technology, the estimated number of acres to be held in the high-pressure Marcellus fairway following and the timing of the closing of the previously announced Marcellus acreage acquisition, the timing of construction of public-access natural gas refueling stations, production and sales volumes, reserves, EUR, F&D costs, unit costs, direct well costs, the expected decline curve, capital expenditures, financing requirements, projected operating cash flows, hedging strategy and tax position. These statements involve risks and uncertainties that could cause actual results to differ materially from projected results.  Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results.  The company has based these forward-looking statements on current expectations and assumptions about future events. While the company considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, most of which are difficult to predict and many of which are beyond the company’s control.  The risks and uncertainties that may affect the operations, performance and results of the company’s business and forward-looking statements include, but are not limited to, those set forth under Item 1A, “Risk Factors” of the company’s Form 10-K for the year ended December 31, 2009, as updated by any subsequent Form 10-Qs.

Any forward-looking statement applies only as of the date on which such statement is made and the company does not intend to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

EQT is an integrated energy company with emphasis on Appalachian area natural gas production, gathering, processing, transmission and distribution.  Additional information about the company can be obtained through the company’s web site, http://www.eqt.com.  Investor information is available on EQT’s web site at http://ir.eqt.com.  EQT uses its web site as a channel of distribution of important information about the company, and routinely posts financial and other important information regarding the company and its financial condition and operations on the Investors web pages.

EQT CORPORATION AND SUBSIDIARIES
STATEMENTS OF CONSOLIDATED INCOME (UNAUDITED)
(Thousands except per share amounts)

	Three Months Ended
	March 31,
	2010	2009

Operating revenues	$436,640	$469,403

Operating expenses:
Purchased gas costs	113,962	209,007
Operation and maintenance	34,339	31,590
Production	16,800	15,020
Exploration	1,335	3,311
Selling, general and administrative	39,212	29,750
Depreciation, depletion and amortization	61,879	44,589
Total operating expenses	267,527	333,267

Operating income	169,113	136,136

Other income	527	590
Equity in earnings of nonconsolidated investments	2,527	1,122
Interest expense	34,134	19,243
Income before income taxes	138,033	118,605
Income taxes	49,968	46,612
Net income	$88,065	$71,993

Earnings per share of common stock:
Basic:
Weighted average common shares outstanding	134,084	130,743
Net income	$0.66	$0.55

Diluted:
Weighted average common shares outstanding	135,009	131,400
Net income	$0.65	$0.55

(A)
Due to the seasonal nature of the Company's natural gas distribution and storage businesses, and the volatility of commodity prices, the interim statements for the three month periods are not indicative of results for a full year.

EQT PRODUCTION
OPERATIONAL AND FINANCIAL REPORT

	Three Months Ended
	March 31,
	2010	2009

OPERATIONAL DATA

Natural gas and oil production (MMcfe)	31,397	24,478
Company usage, line loss (MMcfe)	(1,397)	(1,502)
Total sales volumes (MMcfe)	30,000	22,976

Average (well-head) sales price ($/Mcfe)*	$4.23	$4.16

Sales of Produced Natural Gas detail (MMcfe)
Horizontal Huron / Berea Play	8,777	5,483
Horizontal Marcellus Play	3,765	298
CBM Play	3,184	2,982
Other (vertical non-CBM)	14,274	14,213
Total sales of produced natural gas	30,000	22,976

Lease operating expenses, excluding production taxes ($/Mcfe)	$0.25	$0.25
Production taxes ($/Mcfe)	$0.26	$0.36
Production depletion ($/Mcfe)	$1.24	$1.03

Production depletion (thousands)	$38,977	$25,205
Other depreciation, depletion and amortization (thousands)	1,933	1,228
Total depreciation, depletion and amortization (thousands)	$40,910	$26,433

Capital expenditures (thousands)	$178,415	$137,436

FINANCIAL DATA (Thousands)

Total operating revenues	$128,990	$97,763

Operating expenses:
Lease operating expense excluding production taxes	7,803	6,042
Production taxes	8,069	8,824
Exploration expense	1,335	3,311
Selling, general and administrative	12,380	8,736
Depreciation, depletion and amortization	40,910	26,433
Total operating expenses	70,497	53,346

Operating income	$58,493	$44,417

*
Average well-head sales price is calculated as market price adjusted for hedging activities less deductions for gathering, processing and transmission and NGL revenues included in EQT Midstream revenues. These deductions totaled $2.39 and $1.89/Mcfe for the three months ended March 31, 2010 and 2009, respectively.

EQT MIDSTREAM
OPERATIONAL AND FINANCIAL REPORT

	Three Months Ended
	March 31,
	2010	2009

OPERATIONAL DATA

Gathered volumes (BBtu)	44,623	38,479
Average gathering fee ($/MMBtu)	$1.10	$1.03
Gathering and compression expense ($/MMBtu)	$0.37	$0.40
NGLs Sold (Mgal) (a)	33,214	27,374
Average NGL sales price ($/gal)	$1.15	$0.67
Transmission pipeline throughput (BBtu)	24,993	17,218

Net operating revenues (thousands):
Gathering	$48,734	$38,679
Processing	22,734	6,620
Transmission	21,553	19,810
Storage, marketing and other	23,827	27,447
Total net operating revenues	$116,848	$92,556

Capital expenditures (thousands)	$34,687	$62,173

FINANCIAL DATA (Thousands)

Total operating revenues	$185,465	$123,374
Purchased gas costs	68,617	30,818
Total net operating revenues	116,848	92,556

Operating expenses:
Operating and maintenance	23,977	21,201
Selling, general and administrative	10,632	10,137
Depreciation and amortization	14,924	12,238
Total operating expenses	49,533	43,576

Operating income	$67,315	$48,980

Other income	$195	$550
Equity in earnings of nonconsolidated investments	$2,464	$1,067

(a)
NGLs sold includes NGLs recovered at the Company’s processing plant and transported to a fractionation plant owned by a third-party for separation into commercial components, net of volumes retained, as well as equivalent volumes sold at liquid component prices under the Company’s contractual processing arrangements with third parties.

DISTRIBUTION
OPERATIONAL AND FINANCIAL REPORT

	Three Months Ended
	March 31,
	2010	2009

OPERATIONAL DATA

Heating degree days (30 year average: 2,930)	2,860	2,887

Residential sales and transportation volume (MMcf)	11,865	11,961
Commercial and industrial volume (MMcf)	11,436	10,190
Total throughput (MMcf) - Distribution	23,301	22,151

Net operating revenues (thousands):
Residential	$49,630	$44,179
Commercial & industrial	19,823	19,610
Off-system and energy services	7,388	6,603
Total net operating revenues	$76,841	$70,392

Capital expenditures (thousands)	$3,975	$6,776

FINANCIAL DATA (Thousands)

Total operating revenues	$222,255	$293,172
Purchased gas costs	145,414	222,780
Net operating revenues	76,841	70,392

Operating expenses:
Operating and maintenance	10,600	9,779
Selling, general and administrative	12,828	11,323
Depreciation and amortization	5,994	5,438
Total operating expenses	29,422	26,540

Operating income	$47,419	$43,852